Exhibit 10.2

SUPPLY CHAIN MANAGEMENT SERVICES Agreement

This Supply Chain Management Services Agreement (“Agreement”) is entered into as of September 15, 2024 (“Effective Date”), by and between REE Automotive Ltd., a corporation organized under the laws of Israel with its principal place of business located at (“REE”) and Samvardhana Motherson International Limited (formerly known as Motherson Sumi Systems Limited), a company incorporated under the applicable laws of India and having its registered office at Unit No. 705, C Wing, ONE BKC, Mumbai, Maharashtra 400051 (“Motherson”). REE and Motherson are referred to throughout this Agreement individually as “Party” or “party” and collectively as “Parties” or “parties”.

WHEREAS, REE is the market leader in electric vehicle platform design and manufacturing;

WHEREAS, Motherson is a global sustainable solutions provider to original equipment manufacturers (individually “OEM”; collectively, “OEMs”) in the automotive and other sectors;

WHEREAS, REE and Motherson (including its affiliates) desire to collaborate on improvements to REE’s supply chain and procurement activities to support REE’s future growth and success;

NOW THEREFORE, In consideration of the above declarations, the mutual terms and conditions of this Agreement, and other valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:

1.	Appointment of Motherson. REE hereby appoints Motherson (including any of its affiliates) to provide the Services (defined below) to REE on an exclusive basis, and Motherson (on its behalf and on behalf of its affiliates) hereby accepts such appointment, upon the terms and subject to the conditions set out in this Agreement.

2.	Scope of Services. The scope of the services to be provided by Motherson (including any of its affiliates) to REE pursuant to this Agreement are described in Appendix 1 attached hereto and incorporated herein by this reference (“Services”).

3.	Roles and Responsibilities. Each Party shall use its best effort to extend its support and co-operation to the other Party to perform the Services and to fulfill the purpose and objective of this Agreement. The detailed roles, responsibilities and obligations of the Parties in relation to the Services are set out in Appendix 3 attached hereto and incorporated herein by this reference. Further, the Parties shall adhere to and perform under this Agreement pursuant to the responsibility matrix (“RASIC”) attached to this Agreement as Appendix 2 and incorporated herein by this reference.

4.	Cost Audit. Immediately prior to the Effective Date Motherson undertook a high level review (including a question and answer session with REE) of the current contractual and business relationship between REE and its suppliers/vendors as set forth in Appendix 5 attached hereto, which included the review of existing and future prices of parts and raw materials, minimum order quantities (“MOQs”), payment terms and inco/delivery terms, logistics and packaging cost and valid taxes, contract validity, escalation and pass through provisions, validity of quotes, quote correlation with current design, delivery terms, supplier investment (including relating tooling and design/ development) (“Cost Data”). Now, the Parties have agreed that, immediately upon the Effective Date, Motherson will undertake a detailed audit of the aforesaid Cost Data to ensure an accurate understanding of all cost factors (“Cost Audit”). This Cost Audit will also cover review of the current purchase orders of REE and validation of future cost projection made by REE basis written commitment from the suppliers. REE agrees to provide all necessary support to Motherson or its nominees, in particular by providing within a reasonable timeframe all documentation and information requested by Motherson for the purpose of the Cost Audit and validation of purchase orders and cost projections. It is agreed by the Parties that the prices, contractual terms (including any understanding of pass-through) relating to parts and raw materials identified pursuant to the Cost Audit shall be considered as the baseline or yardstick for calculation of the Cost Improvement Fee payable to Motherson under this Agreement.

5.	Quality Assurance. Subject to Section 6 below, the Parties agree that REE is responsible and accountable for quality assurance. REE shall provide Motherson with sufficient technical design and quality specifications and validation requirements to permit Motherson to source the parts and/or components, including providing Motherson will all reasonably requested documents and information. REE has sole responsibility to inspect and approve parts that are delivered by any of its suppliers and Motherson shall have no liability to REE for any improper delivery or defect in the parts. Motherson, upon request of REE, can support REE to identify and appoint third party quality assurance service providers, at REE’s cost, who can do the quality check at the suppliers’ end including Production Part Approval Process (“PPAP”) and development.

6.	Resource Deployment for Services and Quality Assurance: Parties agree that till the completion of the Cost Audit, REE and Motherson will jointly work and finalize on the organization plan relating to resource deployment (including onsite manpower and third party) for providing the Services and for quality assurance relating parts and/or components for regular production as mentioned in Section 5 (Quality Assurance) above. During the Cost Audit, Parties will jointly identify and finalize on the actual organization plan relating to resource deployment (including onsite manpower and third party) for providing the Services and for quality assurance relating parts and/or components for regular production as mentioned in Section 5 (Quality Assurance) above (“Resource Deployment Plan”). This Resource Deployment Plan shall also include the exiting man-power resources of REE and the resources identified pursuant to the Resource Deployment Plan shall be deployed at the manufacturing facilities of REE (including facilities situated in U.K and U.S.A.). One of guiding principle relating to Resource Deployment Plan shall be REE’s quality plan requirements and complexity of the products and requirement of third-party agencies for parts inspection, regular audits at the REE’s supplier and quality testing requirement at third party labs. It shall be the responsibility of the REE to provide the inspection and testing equipment and full functioning setup in relation to the quality assurance process.

Notwithstanding anything to the contrary, it is also agreed between the Parties that, for the initial period of three (3) months starting from the date of the commercial production of the fully build vehicle, REE shall be liable and responsible for the quality assurance and testing of the products and/or parts (“Initial Period”). Within three (3) months from the completion of the Initial Period, in relation quality assurance and testing of the products and/or parts, REE shall provide to Motherson requisite onsite training, know-how and such other information, as may be required, so that Motherson can build requisite organization and also set up a quality assurance system (“Transition Period”). It is clarified that during the Transition Period, REE shall be liable and responsible for the quality assurance and testing of the products and/or parts. Post completion of the Transition Period, Motherson will take over from REE the quality assurance process and the Parties agree that Motherson will become responsible and accountable for quality assurance instead of REE. It is further agreed that REE shall reimburse Motherson all cost, and expenses incurred by Motherson pursuant to Resource Deployment Plan and for quality assurance and testing of the products and/or parts.

7.	Payment.

(a)	REE shall pay to Motherson all undisputed fees, charges and expenses (“Fees”) for the Services, with no right of set off for any claim filed against Motherson, in accordance with the provisions of Appendix 4 attached hereto and incorporated herein by this reference. If REE in good faith disputes an amount set forth on an invoice, REE shall pay the undisputed amount and REE shall promptly notify Motherson of such dispute and work in good faith with Motherson to promptly resolve the disputed amount. All Fees will be billed and paid in United States Dollars.

(b)	The Parties acknowledge and agree that the Fees exclude scenarios that are beyond the reasonable control of either Party (such as index fluctuation, logistics fluctuation etc.) and which are set forth under Section 5(f) of Appendix 3 attached hereto (“Excluded Scenario”) In the event of a material change in any Excluded Scenario which (a) materially increases the obligations or costs of either Party in connection with the performance of the Services or otherwise under this Agreement, or (b) changes the Fees, the impacted Party shall provide written notice of the same to the other Party, which shall specify in reasonable detail the adverse impact of the change in the Excluded Scenarios and the proposed change to the then-current Fees in order to address such impact. In the event the other Party objects to the suggested change of the impacted Party pursuant to this Section, the Parties shall use their good-faith efforts to negotiate and reach an amicable agreement regarding the proposed Fees within ten (10) business days.

(c)	REE shall be responsible for payment of all sales, use, personal property, gross receipts, excise, franchise and business taxes, including any penalties, fines or interest thereon, except for taxes on revenue earned by Motherson, imposed by any federal, state or local government or taxing authority with respect to the Services performed by Motherson under this Agreement. Motherson shall use reasonable efforts to keep REE informed of any anticipated tax law changes that may result in new or increased taxes payable by REE hereunder, and shall cooperate with REE in all reasonable respects in an effort to mitigate the adverse impacts of such tax increase.

(d)	REE shall pay Motherson the amount set forth on each invoice within thirty (30) days of the date of the invoice. If REE fails to make timely payment, the unpaid amount shall accrue late payment penalty interest at the rate of one percent (1%) per month until paid in full.

(e)	If Motherson shall commence any action to collect unpaid Fees, it shall be entitled to recover from REE all reasonable attorneys’ fees, expert fees, costs and expenses incurred in connection with such action or proceeding.

8.	No Warranty. REE acknowledges and agrees that (a) Motherson has been retained to provide the Services at the direction of REE, (b) Motherson makes no representations or warranties regarding any of the suppliers or goods, for which REE is solely responsible, (c) the Services shall not include the rendering of any professional or expert opinion, advice or service, including but not limited to financial attestation, audit services, legal advice, engineering services, or product design. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO THE QUALITY, SUITABILITY, AVAILABILITY OR ADEQUACY OF THE SUPPLIERS OR THE GOODS, AND NEITHER PARTY MAKES ANY EXPRESS, STATUTORY OR IMPLIED REPRESENTATIONS OR WARRANTIES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, NO ENCUMBRANCES OR WARRANTIES ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE, AND MOTHERSON HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES.

9.	Future Arrangements. During the Cost Audit, the Parties agree to explore, negotiate and finalize, on best effort basis, future business arrangements relating to manufacturing support and Truck Original Equipment Manufacturing sales support to be provided by Motherson to REE (each a “Future Arrangement(s)”). In the event the Parties agree to proceed with one or more Future Arrangements, the Parties will enter into a written agreement relating to such Future Arrangements, on terms acceptable to each Party.

10.	Indemnification. REE shall indemnify, defend, and hold harmless Motherson and its officers, shareholders, directors, employees, subsidiaries, affiliated companies, parent companies, agents, and assigns from and against any third party all losses, damages, causes of action, claims, liabilities, costs, expenses, reasonable attorneys’ fees, and expert fees (each a “Claim” and collectively “Claims”) arising directly from (1) REE’s engagement with any supplier, (2) REE’s use of the goods, (3) a claim that the goods infringe any patent, trademark, service mark, trade dress, trade secret, or copyright; (4) any defects in the design of the goods, or (5) any material breach by REE of this Agreement. Motherson shall provide REE with prompt written notice of any Claim and give control of the defense and settlement of the Claim to REE.

Motherson shall indemnify, defend, and hold harmless REE and its officers, shareholders, directors, employees, subsidiaries, affiliated companies, parent companies, agents, and assigns from and against any third party all losses, damages, causes of action, claims, liabilities, costs, expenses, reasonable attorneys’ fees, and expert fees (each a “Claim” and collectively “Claims”) arising directly from (1) Motherson providing the Services, or (2) any material breach by Motherson of this Agreement. REE shall provide Motherson with prompt written notice of any Claim and give control of the defense and settlement of the Claim to Motherson.

11.	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, SHUTDOWN OR SLOWDOWN COSTS, INCONVENIENCE, LOSS BUSINESS OPPORTUNITIES, DAMAGE TO GOODWILL OR REPUTATION, OR OTHER ECONOMIC LOSS, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN. IT IS AGREED THAT AGGREGATE LIABILITY OF EITHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED 100% OF THE FEES ACTUALLY PAID BY REE TO MOTHERSON DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE FIRST EVENT GIVING RISE TO THE FIRST CLAIM. WHERE THE LIABILITY OF EITHER PARTY IS EXCLUDED OR LIMITED, THIS SHALL ALSO APPLY FOR EMPLOYEES, WORKERS, REPRESENTATIVES AND VICARIOUS AGENTS OF THAT PARTY.

12.	Intellectual Property Ownership.

(a)	Each Party retains ownership of all of its rights, title, and interests in and to all Intellectual Property owned or controlled by such Party prior to the Effective Date or resulting from activities which are independent from but concurrent with this Agreement and which do not rely on or incorporate any portion of the other Party’s Confidential Information (“Background IP”).

(b)	For the purpose of this Agreement the phrase “Intellectual Property” means any and all works of authorship, including but not limited to copyrights, moral rights, and mask-works, know-how, models, design drawings, specifications, samples, models, methods, processes, techniques, prototypes, procedures, instructions, technology, data, data rights, technical information and related data and documents of any kind whatsoever, patents, patented articles, patent applications, designs, industrial designs, algorithms, software, source code, and other industrial property rights, inventions, discoveries, improvements and all other intellectual property.

(c)	Subject to all terms and conditions set forth in this Agreement, REE hereby grants Motherson during the term of this Agreement only, a limited non-exclusive, non-transferable and non-sublicensable license to use REE’s Background IP solely for the purpose of rendering the Service and fulfilling its duties under this Agreement. Motherson shall not: (i) directly or indirectly sell, manufacture or supply REE’s product or technology, or any part thereof, to any third party without REE’s prior written approval; or (ii) use or apply any of REE’s Background IP for any products, equipment or services provided, developed, manufactured or supplied by Supplier to third parties.

13.	Confidentiality.

The Parties agree and confirm that the terms of the Non-Disclosure Agreement entered into between the Parties as of July 2, 2024, shall apply, mutatis mutandis to this Agreement.

14.	Term and Termination.

(a)	Term. The term of this Agreement (“Term”) shall begin on the Effective Date and end later of: (i) three (3) year after the Effective Date or (i) Motherson has received an amount equal to US$30 million (thirty million U.S dollars) as Cost Improvement Fee as described in Appendix 4. The Term shall automatically renew for consecutive one (1) year terms (each a “Renewal Term”) unless a Party notifies the other Party in writing one hundred and eighty (180) days prior to the end of the Term or Renewal Term that it terminates the Agreement. Notwithstanding any other provision of this Agreement, Motherson may terminate this Agreement for any reason on one-hundred and eighty (180) days’ written notice to REE.

(b)	Disposition of Consigned Products after Termination. Upon the effective date of the termination of this Agreement, (i) Motherson shall have no further obligation to provide Services to REE, (ii) REE shall pay Motherson for all Services provided through the date of termination, and (iii) Motherson shall return to REE all materials and information then in Motherson’s possession, custody, or control upon REE’s request.

(c)	Effect of Termination. Unless otherwise agreed between the Parties, Motherson will continue to provide the Services after providing notice of termination until the date of termination.

15.	Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, provided that, parties agree that Motherson, going forward, at its sole discretion, will assign this Agreement including any or all of its rights and obligations under this Agreement to any of its affiliates and such assignment will not require approval from any of the other party. For the purpose of this Agreement “affiliates” shall mean and include the entities in which Motherson (directly or indirectly) holds all or substantially all of the shares.

16.	Governing Law; Venue. All matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation the validity, interpretation, construction, performance, and enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Texas, United States of America, excluding (a) conflicts of laws rules, (b) the United Nations’ Convention on Contracts for the International Sale of Goods, and (c) the Unidroit Principles of International Commercial Contracts. Any dispute between the parties relating to the validity, performance, interpretation, or construction of this Agreement that cannot be resolved amicably between the parties shall be submitted to the exclusive jurisdiction of the state or federal courts located in Harris County, Texas. Each party to this Agreement irrevocably submits to the personal jurisdiction of the courts in Harris County, Texas for the resolution of all such disputes and agrees that venue shall be proper in Harris County, Texas.

17.	Notices. All notices or other communications required under this Agreement shall be deemed effective when received and made in writing by either (i) hand delivery, (ii) registered mail, (iii) certified mail, return receipt requested, or (iv) overnight mail, addressed to the Party to be notified at the above indicated addresses or to such other address as such Party shall specify by like notice hereunder.

18.	Entire Agreement, Modification, Waiver, Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating to the same subject matter. No modification, amendments or supplements to this Agreement shall be effective for any purpose unless in writing, signed by each party. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter. If any provision or portion of his Agreement shall be held by a court of competent jurisdiction or by controlling law to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

19.	Independent Contractors Status. The Parties are independent contractors. This Agreement does not create any agency, employment, partnership, joint venture, franchise or other similar or special relationship between the Parties, and nothing contained in this Agreement shall be construed to make either Party an agent, partner, representative or principal of the other for any purpose. Neither Party will have the right or authority to assume or create any obligations or to make any representations, warranties, or commitments on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

20.	Force Majeure. Neither party shall be liable to the other party for any delay or omission in the performance of any obligation under this Agreement where the delay or omission is due to any cause or condition beyond the reasonable control of the party obliged to perform, including, but not limited to, strikes or other labor difficulties, acts of God, epidemic, pandemic, severe weather events, acts of government, including with respect to the refusal to issue necessary import or export licenses, war, riots, embargoes, or inability to obtain supplies (“Force Majeure”). If Force Majeure prevents or delays the performance by a party of any obligation under this Agreement, then the party claiming Force Majeure shall promptly notify the other party thereof in writing.

21.	Construction. All references in this Agreement to “Articles,” “Sections”, “Appendix”, and “Exhibits” refer to the articles, sections, appendices, and exhibits of this Agreement. The article and section headings and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement or the interpretation hereof. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement. The word “including” when used herein is not intended to be exclusive and means “including, but not limited to.” Each of the Parties and their counsel have carefully reviewed this Agreement, and, accordingly, no rule of construction to the effect that any ambiguities in this Agreement are to be construed against the drafting party shall apply in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the Effective Date.

REE AUTOMOTIVE LTD.

By:	/s/ Daniel Barel
	Name:	Daniel Barel
	Title:	Co-founder & CEO

Samvardhana Motherson International Limited

By:	/s/ Mr. Kunal Malani
	Name:	Mr. Kunal Malani
	Title:	Group, Chief Financial Officer

APPENDIX 1

SERVICES

APPENDIX 2

RASIC

APPENDIX 3

Roles, Responsibilities and Obligation of the Parties

APPENDIX 4

PAYMENTS